Exhibit 99.1

July 27th, 2006

Owens Corning & Saint-Gobain Announce Intent to Merge Reinforcements Businesses

Customers benefit from improved technology, expanded product range and geographic reach

Creates focused and efficient business with world-class technology and products

Establishes strong global company with $1.8 billion (€1.5 billion) in annual sales

Toledo, Ohio, USA and Paris, France, July 27, 2006 – Owens Corning and Saint-Gobain jointly announced today that they are in discussions to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcement and Composites Businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements. The partnership of these two businesses would establish a global company in reinforcements and composite fabrics products, with worldwide revenues of approximately $1.8 billion (€1.5 billion) and 10,000 employees. The new company would have operations across Europe, North and South America, and Asia, including the following key emerging markets: China, India, Russia, Mexico and Brazil.

Saint-Gobain’s Textile Solutions business, serving mainly construction markets, will remain part of Saint-Gobain’s High Performance Materials Sector. Owens Corning’s Veil Technologies and Fabwel businesses will remain part of the Owens Corning Composite Solutions Business.

A Customer Focused Enterprise

Owens Corning-Vetrotex Reinforcements would bring together two pioneers in the reinforcements and composite fabrics industry, each with long histories of product innovation and customer focus.

Owens Corning-Vetrotex Reinforcements would provide outstanding service to its customers as a result of improved geographic scale, an expanded product base and combined technological expertise. The new company would better serve both regional and global customer needs by taking advantage of new world-class technologies and innovative products, and improved logistics, productivity and supply efficiency. The new company and its customers would also benefit from access to greater financial and human resources.

The new company would have a strengthened presence in both developed and emerging markets. This broad geographic presence would lead to more security of supply and reduced shipping time for current and future customers. Owens Corning-Vetrotex Reinforcements would participate more effectively in today’s increasingly competitive marketplace.

“This is an exciting opportunity for Owens Corning, our customers and our employees,” said Dave Brown, President and Chief Executive Officer of Owens Corning. “It demonstrates our commitment to the composites business and our customers on every continent. We plan to combine the best of both companies, grow with our customers, and deliver strong operating results.”

The Saint-Gobain Group President, Jean-Louis Beffa said, “The combined company is an excellent project. It would enable us to better serve our customers and ensure a promising future for our Reinforcement and Composites business and its employees.”

Structure and Financial Impact

While the parties have not yet reached a definitive agreement, it is anticipated that the transaction would be structured as a joint venture, with Owens Corning owning a 60 percent equity interest and Saint-Gobain owning the remaining 40 percent. After a minimum of four years, the joint venture provisions would give an option to Saint-Gobain to sell its 40 percent stake to Owens Corning, and Owens Corning to buy the same.

On a pro forma basis, the new company would have approximately $1.8 billion (€1.5 billion) in annual revenues. The Owens Corning-Saint-Gobain joint venture would present significant opportunities for synergies. These are expected to come primarily from scale benefits in purchasing and procurement; operational and technological plant improvements; improved distribution costs; reduced administrative costs; and asset management optimization.

The transaction is expected to close by early 2007 and is subject to the negotiation and execution of definitive transaction documents, Board of Directors approval by the parent companies, and regulatory and antitrust approvals.

Leadership and Operations

Owens Corning-Vetrotex Reinforcements would be headquartered in Toledo, Ohio, and would maintain leadership offices in key locations around the world. The Board of Directors for the new company would be comprised of three representatives from Owens Corning and two from Saint-Gobain. The Chief Executive Officer of Owens Corning-Vetrotex Reinforcements would be Chuck Dana, currently President of Owens Corning’s Composite Solutions Business. The new organization would be managed by an executive management team comprised of key leaders from Owens Corning and Vetrotex.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and manufactured stone veneer, to glass composite materials used in transportation, electronic, telecommunications and other high-performance applications. Since the company’s founding in 1938, Owens Corning has become a market-leading innovator of glass fiber technology with sales of $6.3 billion in 2005 and 20,000 employees in 26 countries. Additional information is available at www.owenscorning.com.

About Saint-Gobain

Saint-Gobain Group specializes in the design, production and distribution of functional materials for the construction, industrial and consumer markets. The Group is organized into five business sectors: Flat Glass, Packaging, Construction Products, Building Materials Distribution, and High-Performance Materials.

Established in more than 50 countries, Saint-Gobain is the market leader in each of its core businesses. In 2005, it achieved more than €35 billion sales with around 200,000 employees.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Owens Corning Media Relations Department
Mr. Jason Saragian	Tel.: +1 419 248 8987

Owens Corning Investor Relations Department
Mr. Scott Deitz	Tel.: +1 419 248 8935

Saint-Gobain External Relations Department
Tel.: +33 1 47 62 32 78

Saint-Gobain Investor Relations Department
Mrs Florence TRIOU-TEIXEIRA	Tel.: +33 1 47 62 45 19
Mr. Alexandre ETUY	Tel.: +33 1 47 62 37 15
Fax: +33 1 47 62 50 62